Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-258936) and Form S-8 (No. 333-259987) of Matterport, Inc. of our report dated April 5, 2021, except for the effects of the reverse recapitalization discussed in Note 1 to the consolidated financial statements, as to which the date is November 19, 2021, relating to the financial statements of Matterport, Inc., which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

November 22, 2021